UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2013

RXi PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54910	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 West Park Drive, Suite 210

Westborough, Massachusetts 01581

(Address of Principal Executive

Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 18, 2013, RXi Pharmaceuticals Corporation (the “Company”) appointed H. Paul Dorman and Curtis A. Lockshin, Ph.D. to serve on the Company’s Board of Directors (the “Board”) until the 2013 annual meeting of stockholders. The Board has not yet determined the committees on which Mr. Dorman or Dr. Lockshin will serve.

The Company has entered into an agreement with each of Mr. Dorman and Dr. Lockshin pursuant to which each will receive the following compensation for their service on the Board: (i) an annual retainer of $20,000, payable in quarterly installments of $5,000, (ii) a one-time option grant in the first year of service representing the right to purchase up to 1,000,000 shares of common stock, which options will vest quarterly over a one-year period and will be granted pursuant to the Company’s 2012 Incentive Plan (the “Plan”), and (iii) an annual option grant in each subsequent year of service representing the right to purchase up to 500,000 shares of common stock, which options will vest quarterly over a one-year period and will also be granted pursuant to the Plan. Additionally, the Company will reimburse Mr. Dorman and Dr. Lockshin for their travel and other reasonable out-of-pocket expenses incurred in connection with their Board service.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXi PHARMACEUTICALS CORPORATION

Date: April 24, 2013	By:	/s/ Geert Cauwenbergh
Geert Cauwenbergh, Dr. Med. Sc. Chief Executive Officer